UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 10, 2006

HARRIS CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-3863	34-0276860
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1025 West NASA Blvd., Melbourne, Florida		32919
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(321) 727-9100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

Harris Corporation ("Harris") currently has a 19.6% ownership interest in Terion, Inc. ("Terion"), a privately-held company that provides wireless data communication and information solutions for mobile and remote business-to-business applications focusing on the transportation industry. Harris has invested both technology and cash in Terion, and Harris’ initial investment in Terion was made during fiscal year 1994. Harris’ carrying value for its investment in Terion is currently $23.0 million. None of Terion’s revenue is generated from Harris or its affiliates.

As Harris previously reported in its Annual Report on Form 10-K for the fiscal year ended June 30, 2006 ("2006 Form 10K"), Terion’s largest customer, which represents approximately 60,000 units of an installed base of approximately 110,000 units, informed Terion in July 2006 that it had signed a contract with another provider and would be moving its fleet off of Terion’s system over the next two years.

Terion and the customer are still actively negotiating the terms of the wind down of their relationship, which will likely include an ongoing support agreement between Terion and the customer. Further, Terion is also exploring strategic alternatives for the company. Terion management has provided Harris with a revised forecast for the business and an update on the strategic alternatives for the company. Harris provided this information to an independent valuation specialist to assist in determining the fair value of the investment. Based on the information provided and the analysis performed by the independent valuation specialist using different probabilities for likely outcomes, authorized officers of Harris concluded on October 10, 2006, that Harris will record a $19.8 million charge for the impairment of the investment ($12.9 million after-tax or $.09 per diluted share). This will be included as "Non-operating income (loss)" on our fiscal year 2007 first quarter’s Condensed Consolidated Statement of Income. These impairment charges are not expected to result in any future cash expenditures.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARRIS CORPORATION

October 10, 2006	By:	/s/ Gary L. McArthur

Name: Gary L. McArthur
Title: Vice President and Chief Financial Officer